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                                                                    Exhibit 2.2

                                ESCROW AGREEMENT

            ESCROW AGREEMENT dated as of August 1, 1997 among Kamori International Corporation (the "Seller"), ASC West ("Purchaser"), and LTCB Trust Company ("Escrowee").

                                   Background

            The Seller and Purchaser are parties to that certain Purchase and Sale Agreement dated as of the date hereof (the "Purchase Agreement") pursuant to which the Seller has agreed to sell and Purchaser has agreed to purchase the Property in accordance with the terms set forth in the Purchase Agreement. Capitalized terms used in this Agreement and not defined shall have the meanings specified in the Purchase Agreement.

            Pursuant to the Purchase Agreement, Purchaser shall deliver to Escrowee the Initial Deposit and the Additional Deposit to be held by Escrowee in accordance with the terms hereof.

                                    Agreement

            1. In accordance with the terms of the Purchase Agreement, within one business day following the date hereof, Purchaser is hereby delivering to Escrowee by federal wire transfer the sum of $11,000,000 (the "Deposit"), to be held by Escrowee in escrow pursuant to the terms of this Agreement. The executed Purchase Agreement shall be held in escrow by counsel for each party and released only upon (a) receipt of confirmation by the Escrowee of receipt of the Deposit and (b) receipt of confirmation by Donaldson, Lufkin & Jenrette Securities Corporation that the Purchase Agreement is acceptable to it.

            2. The Deposit shall be invested by Escrowee in shares in any money market mutual fund of Federated Investors rated at least AAA by Standard & Poor or Aaa by Moody's Investors Service Inc. or Eurodollar time deposits with the Long-Term Credit Bank of Japan, Ltd. by Escrowee. Escrowee shall have no liability for the loss of principal or interest on the deposited funds by any depository or the failure of a depository to return the principal of, or pay interest on, the deposited funds when requested, or for any other default, action or inaction on the part of such depository. The Seller and Purchaser understand that it may take some time to deposit the funds and some time to withdraw the funds and that the funds will earn no interest
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during such times. Funds received by the Escrowee, at or prior to 11:00 am. New
York City Time, will be invested on the day of receipt. Funds received after 11:00 a.m. will be invested on the following business day. The term "Deposit" as used herein shall, unless otherwise provided, be deemed to include any and all interest earned on the Deposit pursuant to this Agreement.

            3. The Deposit shall be released by Escrowee only as follows:

            (a) In accordance with the joint written request and instruction of the Seller and Purchaser;

            (b) To Purchaser upon the written request of Purchaser stating that the Agreement has terminated and that Purchaser is entitled to the delivery of the Deposit, which delivery shall be made not sooner than ten (10) days after written notice of Purchaser's request has been delivered to the Seller and the Seller has failed to timely deliver to Escrowee the Notice of Dispute provided for hereinafter;

            (c) To the Seller upon the written request of the Seller stating that the Agreement has terminated and that the Seller is entitled to the delivery of the Deposit, which delivery shall be made no sooner than ten (10) days after written notice of the Seller's request has been delivered to Purchaser and Purchaser has failed to timely deliver to Escrowee the Notice of Dispute provided for hereinafter; or

            (d) To the Seller upon the written request of the Seller stating that the Buyer has failed to fund fully the purchase price for the Shares in a manner satisfactory to the Seller on or prior to October 31, 1997 in accordance to ss. 10(g) of the Purchase Agreement and that the Seller is entitled to the Delivery of the Deposit.

In the event of the delivery by either Purchaser or the Seller of a unilateral request for disbursement as provided in subparagraphs (b) or (c) above, Escrowee shall promptly deliver written notice of such request to the other party to the Agreement. The party receiving notice of such request shall have a period of ten
(10) days after its receipt of such notice within which to deliver to Escrowee and the other party to the Agreement a notice (the "Notice of Dispute") disputing the other party's entitlement to delivery of the Deposit and failure to deliver such Notice of Dispute shall be conclusively presumed to indicate such party's acquiescence in the request for disbursement of which it has had notice. Upon receipt of a Notice of Dispute, Escrowee shall give


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prompt notice thereof to the party initially requesting delivery of the Deposit and shall take no further action thereafter except upon the joint written instruction of the Seller and Purchaser, or the order of a court of competent jurisdiction.

            4. (a) The duties and responsibilities of Escrowee shall be limited to those expressly set forth herein, being purely ministerial in nature, and Escrowee shall incur no liability whatsoever hereunder except for willful misconduct or gross negligence.

                  (b) Escrowee shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment and without willful misconduct or gross negligence. Escrowee shall also be fully protected in relying upon any written notice, demand, certificate, or document which it in good faith believes to be genuine and signed by the proper parties.

                  (c) Escrowee shall be under no responsibility in respect of the amounts deposited with it other than faithfully to follow the instructions contained herein. It may obtain advice of counsel and shall be fully protected in any action taken in good faith, in accordance with such advice. It shall not be required to defend any legal proceedings that may be instituted against it in respect of the subject matter of these instructions unless requested so to do by the Seller and shall be indemnified by the Seller to its satisfaction against the cost and expense of such defense. It shall have no responsibility for the genuineness or validity of any document or other item deposited with it.

                  (d) Escrowee shall have no liability to Purchaser and the Seller for any loss to the Deposit resulting from the failure of a bank in which the Deposit is deposited.

            5. Both parties promise and agree to indemnify and save Escrowee harmless from any claims, liabilities, judgments, attorneys' fees, and other expenses of every kind and nature (other than those arising from Escrowee's willful misconduct or gross negligence and other than the normal de minimis costs of retaining the Deposit in accordance with paragraph 2 above) that may be incurred by Escrowee by reason of its acceptance of, and its performance under, this instrument; provided, however, that Purchaser shall not be obligated to indemnify Escrowee for attorneys fees for which Seller is obligated for under
Section 4(c) hereof.

            6. All of the terms and conditions in connection with Escrowee's duties and responsibilities are contained in this instrument and Escrowee is not expected to be required to be familiar with the provisions of any other instrument or agreement and shall not be charged with any responsibility or liability in


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connection with the observance or non observance by any one of the provisions of any such instrument or agreement.

            7. In the event of a dispute between any parties hereto, Escrowee shall be entitled, but shall not be required so to do, to deposit the Deposit in the Supreme Court of the State of New York located in New York County and thereupon be relieved of all responsibilities hereunder.

            8. All notices, consents, approvals and other communications under this Escrow Agreement shall be in writing and shall be given in accordance with
Section 12(h) of the Purchase Agreement.

            9. The tax identification numbers of Seller and Purchaser are as follows:

            The Seller:  84-114-4087
            Purchaser:

            10. The Escrowee shall receive an up front flat fee of $10,000 payable by the Purchaser for their services hereunder.

            11. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of Purchaser and the Seller and their respective successors and permitted assigns, and Escrowee.

            12. This Escrow Agreement shall terminate and be of no further force and effect from and after the date that final distribution has been made hereunder.


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            Escrowee, the Seller and Purchaser have executed this Agreement as of the day and year first above written.


                                       LTCB TRUST COMPANY.


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                       KAMORI INTERNATIONAL CORPORATION


                                       By:  /s/ Kimihito Kamori
                                           -------------------------------------
                                           Name:
                                           Title:

                                       ASC WEST


                                       By:  /s/ Leslie B. Otten
                                           -------------------------------------
                                           Name:
                                           Title:


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